Exhibit 99.1

                McMoRan EXPLORATION CO. ANNOUNCES
                PLANS TO SET PRODUCTION CASING AT
        LOUISIANA STATE LEASE 340 (MOUND POINT PROSPECT)

          NEW ORLEANS, LA, August 15, 2001 - McMoRan Exploration Co. (NYSE:MMR) today announced that its Louisiana State Lease 340 (Mound Point) No. 2 exploratory well has reached total depth of 18,704 feet and has logged a gross 50-foot sand interval between 18,560 and 18,610 feet which, by wireline log analysis, has been interpreted to be potential hydrocarbon bearing accumulation with no indicated water level. In addition to the 50-foot interval at 18,560 feet, the well also encountered a laminated sand section in an interval from 16,890 to 17,275 feet, which, from log
     calculations, could also contain hydrocarbons.   Successful
     completion of the Mound Point No. 2 well will establish our ownership rights in approximately 60,000 acres in the area, with rights to earn an additional approximately 20,000 acres in the adjacent Lighthouse Point and Tiger Shoal prospect areas. Additional wells will be needed to evaluate the full potential of this area.

          McMoRan and its partners are currently setting production casing and the well will be saved for future testing and completion. While completion plans for the Mound Point No. 2 are being developed, the drilling rig will be moved approximately 6 miles to the northwest to drill a 12,500 foot exploratory well at the Lighthouse Point prospect, also on Louisiana State Lease 340. Because of the shallow water depth (10 feet) and close proximity to existing production facilities, the Mound Point No. 2 well could be quickly brought on production.

          James R. Moffett, Co-Chairman of McMoRan, said, "This well is significant because, if it can be successfully completed, it appears to validate our exploration concept for the Mound Point area where we predicted that deep gas-productive Miocene sands might underlie shallow production in the Mound Point area, one of the largest geologic structures in Louisiana. Mound Point has produced approximately 3 TCF from sands above 12,000 feet. Immediately below these shallow sands, the deeper Miocene sands known as the Robulus L and Operculinoides/Gyroidina, have been sparsely drilled in the 500 square mile area held by Texaco for
     over 50 years.   In addition to the two potential hydrocarbon
     bearing sands indicated by log analysis mentioned above, the State Lease 340 No. 2 well encountered well-developed wet sands from 17,400 to 18,700 feet, which confirms that the deep Miocene reservoirs that have been prolifically productive along the Louisiana coast exist below the shallower producing reservoirs at Mound Point and strongly suggests they may exist in separate structures in the Mound Point area and in the adjacent Tiger Shoal/Lighthouse Point area."

          McMoRan has a 30.4 percent working interest and a 22.8 percent net revenue interest in the well. Texaco Exploration and Production Inc. has a 43.0 percent working interest; Samedan Oil Corporation, a wholly owned subsidiary of Noble Affiliates Inc., has a 25.0 percent working interest; and an individual investor has a 1.6 percent working interest.

          McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").

     Cautionary Statement: This press release contains forward looking statements that may affect our future financial performance and cash flow. Forward looking statements are all statements other than historical facts such as the likelihood that the Mound Point well will be successfully completed and produce hydrocarbons in commercial quantities, the timing of the completion and the potential for further exploration and development of the Mound Point area. Important factors that might cause these results to be different than disclosed herein include the uncertainties inherent in the oil and gas exploration and development business; the market value of oil and gas; and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.